Exhibit 99.1

Northern California Bancorp, Inc.

Board of Directors Declare $0.25 Dividend

December 2, 2008 - Monterey, CA – The Board of Directors of Northern California Bancorp, Inc., parent company of Monterey County Bank, declared a $0.25 per share dividend.  The dividend is payable to shareholders of record as of December 9, 2008 and will be paid on December 15, 2008.

Charles T. Chrietzberg, Jr., Chairman, President & CEO of both Northern California Bancorp, Inc. and Monterey County Bank said “We are very pleased, particularly during these difficult economic times, that the financial strength of both the Holding Company and the Bank allows us to continue paying an annual dividend to our shareholders”.

Northern California Bancorp, Inc. (OTCBB: NRLB) is a bank holding company with approximately $285 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA founded in 1976.